NEWS RELEASE


FOR IMMEDIATE RELEASE      CONTACT:  TIMOTHY P. JOHNSON
                                     EXECUTIVE VICE PRESIDENT
                                     HMN FINANCIAL, INC.
                                     (507) 346-1138

HMN FINANCIAL, INC. DECLARES DIVIDEND; ANNOUNCES APPOINTMENT OF CHAIRMAN, PRESIDENT AND CHIEF FINANCIAL OFFICER

    SPRING VALLEY, MN - October 24, 2000 - HMN Financial, Inc., (HMN) (Nasdaq:HMNF - news) today announced that its Board declared a dividend of 12 cents per share payable on December 11, 2000 to stockholders of record on November 22, 2000.

    HMN also announced that its Board elected M.F. Schumann as Chairman of HMN, Michael McNeil as President of HMN and Timothy P. Johnson as Chief Financial Officer of HMN. Mr. Schumann has served as an outside director of HMN since 1979 and will serve as a non-employee Chairman of HMN. He will also serve as Chairman of Home Federal Savings Bank and Mr. Johnson will serve as Chief Financial Officer of the Bank. Mr. Johnson was also appointed as a director of HMN and Home Federal Savings Bank. HMN also announced the retirement of James
B. Gardner as Chief Financial Officer and director of HMN and Home Federal Savings Bank. Mr. Gardner will serve as a director emeritus of HMN and will continue to be employed by HMN until his retirement in June 2001.

    Mr. Schumann, Chairman of HMN, said "We appreciate the outstanding service of Jim over the past 19 years. We are pleased that Jim has agreed to continue as an advisor to our new Chief Financial Officer through Jim's proposed retirement date of June 30, 2001. We are also excited about the transition to a new leadership team." Mr. McNeil has served as President and Chief Executive Officer of Home Federal Savings Bank since

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January 1999. Mr. Johnson has served as Treasurer of both HMN and the Bank since 1994. "We believe that the combined experience of Mr. McNeil and Mr. Johnson, both within and outside the company, make them the logical successors to the able leadership of Roger P. Weise, who retired in September after more than 40 years of service to HMN, and Jim Gardner," Mr. Schumann added.

    HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Spring Valley, Minnesota. The Bank operates seven retail-banking offices in southern Minnesota and three in Iowa, and a mortgage banking facility in Brooklyn Park, Minnesota.

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